Exhibit 99.1

Air Lease Corporation

Earnings Call Transcript – Q3 2020

November 9, 2020; 4:30 p.m. EST

AIR LEASE CORPORATION PARTICIPANTS

Mary Liz DePalma	Vice President of Investor Relations
John L. Plueger	Chief Executive Officer and President
Steven F. Udvar-Házy	Executive Chairman of the Board
Gregory B. Willis	Executive Vice President & Chief Financial Officer

ANALYST PARTICIPANTS

Catherine O’Brien	Goldman Sachs
Helane Becker	Cowen and Company
Jamie Baker	JP Morgan Chase & Co
Koosh Patel	Deutsche Bank
Moshe Orenbuch	Credit Suisse AG
Ronald Epstein	Bank of America Merrill Lynch
Ross Harvey	Davy Research
Vincent Caintic	Stephens Inc.

PRESENTATION

Operator: Ladies and gentlemen, thank you for standing by, and welcome to the Air Lease Corporation Third Quarter of 2020 Earnings Conference Call. (Operator Instructions)

Without further ado, I would like to hand the conference over to Ms. Mary Liz DePalma, Head of Investor Relations. Madam, you may begin.

Mary Liz DePalma: Thank you. Hello everyone, and welcome to Air Lease Corporation's Earnings Call for the Third Quarter of 2020. This is Mary Liz DePalma, and I am joined this afternoon by Steve Házy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today, we published our results for the third quarter of 2020. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com. This conference call is being webcast and recorded today, Monday, November 9, 2020, and the webcast will be available for replay on our website. (Operator Instructions)

Please note that each member of the Air Lease team speaking today is in a separate location in their respective homes. However, we expect the format of the call to remain the same, including the Q&A session, for which instructions will be given at the conclusion of the call.

Before we begin, please note that certain statements in this conference call, including certain answers to your questions are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. This includes, without limitation, statements regarding our future operations and performance, revenues, operating expenses, stock-based compensation expense and other income and expense items. These statements and any projections as to the company's future performance represent management's estimates for future results and speak only as of today, November 9, 2020. These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results. Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events.

In addition, certain financial measures we will be using during the call such as adjusted net income before income taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity are non-GAAP measures. A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in the earnings release and 10-Q we issued today. This release can be found in both the Investors and press section of our website at www.airleasecorp.com. Unauthorized recording of this conference call is not permitted.

I would now like to turn the call over to our Chief Executive Officer and President, John Plueger.

John L. Plueger: Thank you, Mary Liz. Good afternoon, everyone, and thank you for joining us.

The encouraging news this morning on progress towards the development of an effective vaccine certainly bodes well for the airline industry, and most importantly, for humanity. And while the leasing community is certainly being impacted by the stress in the global airline industry, I am pleased to report that ALC's business to date is holding up well, and I believe this will continue to differentiate ALC from peers.

Our year-to-date revenues are up 3.9%, but down 7% for the third quarter, primarily due to a switch from accrual to cash basis revenue recognition for five of our lessees, resulting in about a $25 million revenue and profit impact. Our fully diluted earnings per share of $3.46 year-to-date and $1.02 for the third quarter are down 5.7% and 23.9%, respectively, for the same revenue recognition reason. In addition, we told you last quarter, we curtailed our aircraft sales efforts this year in light of much lower capital expenditures on our order book aircraft, resulting in significantly lower level of aircraft gains on sales in 2020 versus 2019. I'll touch more on capital expenditures later.

Our cash collections remained healthy at 86% for the third quarter and 89% year-to-date, with an equally strong lease utilization rate of 99.6% in the third quarter. During the quarter, we had no significant change to the 58% of our airline customers to which we have granted accommodations. The repayments of deferred amounts are proceeding on track, with approximately $60 million, representing 30% of the deferrals having been repaid through today. Finally, as we told you last quarter, the pace of deferral repayments continues to exceed that of deferral requests. Right now, we are seeing limited requests for second round of deferrals or, what in some cases, initial requests. The operating environment is evolving every day, so this could, of course, change, but our deferrals through today represent only 3% of our total available liquidity at the end of the third quarter.

Furthermore, our lease placements continue to do well with 90% of our order book placed on long-term leases for aircraft delivering through 2022. Looking specifically at forward deliveries from our widebody order book through the end of our contractual purchase commitments through today, we are approximately 75% placed. Finally, with a young fleet on long leases, we have a low level of lease expiries over the next several years.

In this challenging environment, our team has worked tirelessly to produce these results for our shareholders, and we believe our results are representative of the resilient business model we employ focusing on new aircraft from our order book and the strong, investment-grade balance sheet we built over the past decade. Most importantly, we remain confident in our ability to navigate the environment moving forward. With this in mind, and for the first time in our company's history, our Board of Directors has authorized up to a $100 million share repurchase program, and we are increasing our quarterly dividend. As we have indicated previously, we have a disciplined capital allocation strategy. A share repurchase has always been evaluated in this context, and now is the right time to consider it. Our current debt-to-equity ratio, net of cash, is below our target. Our liquidity stands at an all-time high, exceeding $7 billion. And our capital expenditures on aircraft have been below our original plans due to the factors I've already cited. So, with the share repurchase authorization, we have the ability to invest directly in our own company, demonstrating our continued confidence in ALC and our ongoing commitment to increasing long-term shareholder value.

While we're on the topic, let me expand a bit on capital deployment operationally. While we were hopeful to deliver $1.3 billion of aircraft in the third quarter, we took delivery of only seven aircraft from our order book in the quarter, totaling about $600 million. Our growth continues to be curtailed by ongoing MAX groundings, continued but improving industrial delivery delays on the Airbus A321neo, delivery delays or deferrals due to travel or other government restrictions, customer-related delays and recent delays on several Boeing 787 aircraft due to recent notices on production aircraft requiring further inspection. Right now, we do not anticipate taking delivery of any MAX aircraft until the first quarter of 2021. And, through today, we have canceled orders we had with Boeing for 19 MAX aircraft. For those MAX aircraft we have canceled, each has been made on a case-by-case basis after discussion with the airline and are in line with our contractual rights to do so. We do have a high degree of confidence now in the return to service of the MAX in the near term, and we continue to work with our customers and with Boeing towards successful deliveries of our aircraft commencing in 2021.

In addition to our order book and stock buyback authorization, we are also starting to execute on additional capital deployment opportunities with respect to sale and leaseback transactions and the purchase of young single-aisle aircraft. We have been very disciplined in our approach, having been patient to watch the landscape unfold with our customers and airlines globally. We hope to start announcing some of these transactions soon.

Additionally, we are using our Blackbird Capital II venture as we evaluate and act upon these marketplace opportunities. This not only provides us with adjunct aircraft investment capital, giving us added tools with our customers, but helps us manage our risk profile in addition to generating management fees. So as we evaluate our exposures looking forward, we are utilizing Blackbird Capital II on good opportunities, which we would otherwise have to pass due to our own conservative customer credit or aircraft limits, exactly fitting what Blackbird Capital II was designed to do.

Looking forward, we do see a continued difficult environment over the next several quarters with the airline industry as we go through virus resurgence and the winter season in the Northern Hemisphere. We expect to see further liquidity pressure on the airlines, which will likely lead to further insolvencies, restructurings and deferrals. We are prepared for this. We believe our young fleet, strong balance sheet, unparalleled relationships, structuring tools and creativity will see us through. At the same time, this morning's positive news regarding a potential vaccine could improve the short-term forward outlook.

Also, we are monitoring the trade environment and political landscape. We learned today that the EU will, in fact, move forward on imposing a 15% tariff on imports of all Boeing aircraft to begin tomorrow. This reciprocal tariff imposed by the EU on the importation of Boeing aircraft is a threat to MAX deployment into Europe, a key MAX and 787 marketplace. ALC currently has up to five aircraft forecast for delivery into Europe between now and the end of 2021. However, as we've seen in recent history, these deliveries may not all occur. While our leases specifically say that such tariffs are the responsibility of the lessee, it is vital that the leadership at Boeing and Airbus talk with their governments to work out a solution that is in the broader interest of each country and eliminates tariffs on a severely damaged airline industry fighting for recovery. We are hopeful and optimistic that a solution eliminating tariffs on both sides of the Atlantic will be found.

Despite all these challenges, now more than ever, we have absolutely no doubt that the airline industry will recover. The timing of recovery, I leave to your own crystal balls. We believe there is growing pent-up travel demand. China domestic passenger traffic has neared pre-COVID levels and Russia domestic traffic has recently exceeded 2019 levels. We see good domestic recovery trends in Vietnam, Korea, New Zealand and most recently, even in Brazil and Mexico. And while Europe traffic has recently retreated due to the resurgence in cases and the states' restrictions, leisure traffic intra-Europe during the summer months was encouraging. Here in the U.S., in October, TSA traveler throughput reached north of one million per day for the first time since traveler numbers dropped off in mid-March. And we also see in the U.S. a trend supporting stronger bookings for the upcoming holidays. Country-to-country travel barriers due to quarantine restrictions and requirements remain the single biggest obstacle.

Reflecting this long-term optimism, our relationships with our airline customers and the young in-demand aircraft we own and have on order continue to be a differentiator for ALC. Our conversations with airlines around the world indicate that they are using this as a one-time opportunity to resize and modernize their fleets. Astute airlines are looking at this opportunity to accelerate efficiency and environmental sustainability goals. We are very much engaged in those conversations as airlines are focused on the modern, fuel-efficient and environmentally friendly aircraft from our order book delivering in 2022, '23 and '24. This, coupled with airline balance sheets and capital resources significantly being handicapped in the foreseeable future, explains why we are witnessing a further shift towards leasing.

In fact, one aspect of this pandemic crisis has emerged clearly, and that is the role of the leasing industry. It has strengthened considerably. For many years, I have said that the leasing industry provides a much-needed buffer and capital provider to the airlines and OEMs. We are seeing that unfold before our eyes today in a major way. Our role is stronger, and our voice is stronger than at any time in the past.

And with that, let me turn the call over to Steve for additional commentary. Steve?

Steven F. Udvar-Házy: Thank you, John. A pandemic like COVID-19, with a negative worldwide impact is nearly impossible to plan for. Not knowing what could be ahead of us, over the past decade, we, at Air Lease, laid the groundwork and the foundation for a resilient aircraft leasing platform via our strategy of buying the most modern, fuel-efficient aircraft, nurturing our airline customer relationships and maintaining a conservative financial profile with strong access to liquidity. It is now, that we are in the midst of this pandemic's impact that the foundation and the core tenets of our business that we prioritized leading up to COVID-19 are giving us the wherewithal to transition successfully through this period.

We have confidence in our financial and operating performance and our ability to continue managing through this pandemic with robust liquidity and our share repurchase authorization as a strong indication of this sentiment. We are also pleased to further increase our quarterly cash dividend to our shareholders by approximately 7% from $0.15 per share to $0.16 per share, representing $0.64 per share per year versus $0.60 per share this year. This increased dividend will mark our 32nd consecutive dividend since we declared our first in February of 2013, and our eighth consecutive dividend increase over that term.

Thinking about the pandemic and its overall impact on the airline industry, it's easy to get discouraged. But in my view, it has become even more evident as to why the world so badly needs an airline business. Prior to COVID-19, there were approximately 88 million jobs that were supported by aviation worldwide. It supported $3.5 trillion, or 4% of the global GDP. And last year, 4.5 billion passengers were flown by the airlines worldwide. If you look beyond passenger travel, 35% of global trade by value was transported by air. We have seen the kind of bottlenecks that can be created in the cargo because fewer passenger jets are flying. The airline industry is a critical component of the world economy. And together with technology, the airline business has really changed the world in the last several decades. Of course, today, we're much more aware of the damage a worldwide health care crisis can cause. But in the long run, the airline industry will emerge stronger and more valued for the global economy.

The impacts of the COVID-19 pandemic are requiring airlines globally to evaluate their strategies and priority once again. Prior to COVID-19, many airlines were chasing market share and getting out of their comfort zone into markets that were, in some cases, less than profitable. Once passenger demand collapsed, airlines cut back schedules significantly. They focused on operating their youngest, most fuel-efficient aircraft. They began to announce accelerated retirements, deferring deliveries with the OEMs and reached out in mass to their governments and banks to obtain any and all capital available. In addition, airlines significantly reduced their costs to preserve cash by labor reductions, retirements and deferrals. The support provided by governments was crucial to avoiding a tide of bankruptcies and restructurings.

The intense hunger for capital by the airlines during the pandemic will impact the airline industry for many, many years to come. If you now look at the airline and aircraft lessor landscape, the top aircraft lessors have significantly stronger liquidity profiles and higher credit ratings than even the airlines with the best credit ratings. Air Lease's cost of funding is approximately 3%, with the healthiest airlines cost of funding significantly higher, and in many cases, more than double than ours. And in working with governments and banks to obtain financing, airlines have pledged, mortgaged their most valuable assets, which has resulted in many depleting their borrowing capacity in the future.

As airlines seek guidance as to how to best modernize their fleets without having to use traditional financing methods, which, by the way, will be more expensive and, in many cases, unachievable, we do envision our partnership with the world's airlines as having significant potential to expand and grow in the years to come. In fact, we are already seeing this taking place. My recent and frequent travels to meet with airline customers all over the world indicate that airlines are focused on getting through this pandemic, and at the same time, preparing and reshaping their fleet for the future. Many are discussing which aircraft should serve to replace those that have been retired, with some exploring aircraft types that they do not operate currently but they foresee as being integral to their fleet and operating plans moving forward.

With regards to specific aircraft and trends that we see, the focus on domestic recovery is linked to growing interest in the Airbus 220 family, primarily the A220-300, of which ALC has 50 on firm order and 25 options. We recently signed an LOI for our first A220 placement in Europe, with aircraft deliveries commencing in mid-2022. And we have several exciting campaigns in progress that are accelerating for A220s. We hope to announce those deals formally in the upcoming weeks and months. Our Airbus A321neo placements continue at a very good pace. And although Airbus has benefited in market share by the MAX grounding, our forward lease campaigns on the MAX are gaining momentum as its return to service grows nearer and recent pricing incentives promulgated by ALC and Boeing working jointly together on very specific cases have begun to yield traction. Used widebody aircraft remain under significant pressure, reflective of the global travel restrictions and relatively low demand. As to new wide-body placements, the trends towards smaller gate size, which started well before the pandemic crisis continues. As such, by way of example, the Boeing 787-9 remains a top performer, so does the A350-900. Furthermore, ALC has now profitably placed all of its remaining A330neo orders to airlines in the U.S., Europe and Asia. As John mentioned before, through today, looking at all of our remaining widebody yet to deliver from our order book aircraft were approximately 75% placed, and that percentage is set to increase in the coming months.

Airlines are continuing to receive the aircraft they have on order from ALC, which they view as a backbone of their fleets now and as passenger traffic returns. Just in the last fewmonths, we delivered both narrow-body and wide-body aircraft to various regions of the world. For example, we have delivered A321neo aircraft to Air Arabia in the Middle East and to Vistara Airlines in India. We've also delivered A321neo LRs, the long-range version, to SAS Scandinavian Airlines, the flag carrier of Denmark, Norway and Sweden; Air Astana, the flag carrier of Kazakhstan; Titan Airways based in the U.K.; as well as SATA Azores Airlines in Portugal. There have also been deliveries of widebody aircraft, including an A350-900 to a European airline in France and an A350-1000 to Virgin Atlantic Airways in the U.K. Our aircraft are integral to airlines achieving their goals as it relates to efficiency and environmental sustainability. The biggest impediment to getting these aircraft to the airlines are the manufacturer delays and arbitrary travel restrictions, which make it difficult to deliver aircraft to our customers. I echo John's comments that removal of border restrictions is vital not only to enable the resurgence of international passenger traffic, but to enable the broader aviation industry to function normally and effectively.

Looking ahead, for many of the reasons I just reviewed, I believe there are significant opportunities that will be available to the leading aircraft lessors that have the strong financial capabilities to serve their customers and have vital OEM relationships and the talent to help the airline industry through this crisis. John, Greg and I, along with the rest of the Air Lease team, continue to do our very best to help our airline customers navigate this environment and prepare and adjust for the pent-up demand that awaits on the other side of the pandemic. The history of air travel shows that after every time of stress, our industry goes through a passenger recovery cycle even stronger than before.

And with that, I turn the call over to Greg Willis, our CFO, to provide more detail on our financial performance.

Gregory B. Willis: Thank you, Steve, and good afternoon, everyone. In the third quarter of 2020, ALC generated total revenues of approximately $494 million, including rental revenues of $468 million and $25 million of aircraft sales, trading and other activities. Rental revenues decreased by approximately 5% year-over-year. This was primarily due to $25.3 million in rental revenues not being recorded, as collection was not reasonably assured. During the period, we converted approximately 6.6% of our fleet to a cash basis of accounting. Generally speaking, lease receivables for these lessees exceeded our security packages and as such, our ability to collect was no longer reasonably assured. Accordingly, we are now only recognizing revenue on these lessees as we receive cash. Given the uncertainty in the operating environment, it is difficult to predict how this might trend going forward. What I can say is that, as of today, no additional lessees have been placed on a cash basis, and we continue to receive cash payments from all of these airlines. Finally, a majority of these airlines are in a form of reorganization and have expressed to us their desire to keep our aircraft. As such, we would expect these numbers to decrease as these airlines complete their reorganizations, which we expect to take place in early 2021. It's uncertain if we will switch our revenue recognition for additional lessees to a cash basis of accounting. However, we gain comfort from the fact that unrecognized revenue as of September 30, represented only approximately 1% of our total annual revenues in 2019.

Also contributing to the decline in total revenues was a lower level of aircraft sales, as John mentioned earlier on the call. Despite the challenging backdrop in the third quarter, we continue to generate strong margins and ROE, with our key portfolio metrics of lease term remaining and average age remaining relatively constant. Our portfolio yield also remained stable after adjusting for the $25 million in unrecognized revenue.

Turning to expenses. Interest expense increased year-over-year, primarily due to the rise in our average debt balances, driven by the growth of our fleet and the increase in our liquidity position, partially offset by a decline in our composite cost of funds. Our composite rate decreased to 3.1% from 3.4% in the third quarter of 2019. Depreciation continues to track the growth of our fleet, while SG&A decreased significantly in the third quarter, down 42% and $15 million relative to the same period last year, and represents approximately 4.1% of total revenues. The decrease was driven by our lower operating and transactional-related expenses incurred during the period.

As John mentioned, repayments of our previously granted deferrals continue to exceed that of new deferrals. In fact, since our last call, we have granted only $11.6 million in incremental deferrals. I want to reiterate that we believe our accommodations remain manageable relative to our liquidity position, which is the highest in our company's history at $7.2 billion at the end of the third quarter. As I've shared before, our balance sheet was originally designed to support $6 billion in aircraft investments annually. Right now, we expect aircraft investments for all of 2020 to be approximately $2.5 billion, with $1.1 billion expected to deliver in the fourth quarter. However, we feel this number may ultimately be lower, again, due to sizable obstacles, which remain for the manufacturers. As you heard from John, we are beginning to execute on our aircraft investment opportunities outside our order book that are profitable and makes sense for ALC over the long term. Still, even with these incremental investments, we remain in an excess liquidity position, given our overall lower levels of aircraft purchases.

I feel it's important to note that we have a well-balanced framework for which we analyze our decisions regarding capital allocation.

Our first priority since inception has been to maintain and grow a young fleet comprised of the most modern, in-demand, fuel-efficient aircraft, so that we can profitably grow our aircraft leasing business while maintaining strong fleet metrics. We fundamentally believe this is the most sustainable way to create long-term shareholder value, and we are pleased that since inception we've invested over $30 billion in aircraft that fit our strategy and we continue to do so today.

We've also been dedicated to maintaining an investment-grade balance sheet, utilizing unsecured debt as our primary form of financing, and have $22 billion in unencumbered assets. This year alone, we have raised $3 billion in unsecured debt in the investment-grade capital markets, helping us to achieve record levels of liquidity.

Finally, we have maintained our dividend policy and regularly evaluate share repurchases, as appropriate, to return excess capital to our shareholders. It was in evaluation of this and given the continued manufacturer delays and our robust liquidity position, that our Board of Directors authorized up to a $100 million share repurchase program through June of 2021. This market environment presents an opportunity for us to create significant value for our shareholders through the repurchase of our common stock, while at the same time, we'll be making aircraft investments for the future to generate long-term value for our shareholders.

Lastly, I would like to touch on financing, which has been vital in positioning us for where we are today. In August, you saw us opportunistically access the market, once again, to raise $700 million in senior unsecured notes at 2.875%. This issuance drove our liquidity position to a record level, north of $7 billion, which includes our $6 billion revolving credit facility. Importantly, we continue to benefit from three investment-grade ratings from S&P, Fitch and Kroll, and we have no expectations to change our key financing targets at this time.

And with that, I will turn the call back over to Mary Liz for the question-and-answer session of the call.

Mary Liz DePalma: Thank you, Greg. This concludes management's remarks. (Operator Instructions)

I would now like to turn the call over to Paula to open the lines for the Q&A session.

Q&A

Operator: (Operator Instructions) Our first question is from Moshe Orenbuch with Credit Suisse.

Moshe Orenbuch: Great. And certainly, kudos on making the decision on the share repurchase authorization. I was just hoping that you could maybe expand a little bit in terms of the thought process and how much capital you would consider allocating to the sale-leaseback and purchases? And clearly, you've had far less in deliveries from the order book than you had expected. And how are you thinking about that for the next few quarters into 2021?

John L. Plueger: Thanks, Moshe. I'll take a first stab at that. In terms of how much, I think we've -- I hope we made abundantly clear that we have a lot of ample liquidity. So, as opposed to dedicating how much, we're much more focused on the specific transaction, and that's going to create a good long-term value and it's a good fit for us. So, I think the way to look at it is we don't view ourselves in any way capital limited but rather, it's driven by the specific transactions that present themselves to us. So, it's not as if we're saying we're going to devote this much money to doing this additional stuff. Rather, you should look at it that we have all this money available and we will continue a disciplined approach to finding it on a transaction by transaction basis.

Steven F. Udvar-Házy: Yes. We're also much more focused on quality. And one of the things that we're looking for in potential sale-leaseback transactions is where we can couple them through a placement of our new aircraft from our own order book. In other words, doing a transaction that may involve a sale-leaseback of young aircraft at an airline customer and then also coupling that with placement of these new planes that will deliver in 2021, '22, '23 and so on.

I do want to point out that we looked at dozens and dozens of sale-leaseback transactions, and we're exercising a very high level of discipline to understand the credit quality, the asset and so, we're being extremely careful and scrutinize every deal, and that's why we really haven't refocused our business on sale-leasebacks. That is really a supplementary activity for our main efforts to lease new airplanes.

Moshe Orenbuch: Got it. And maybe as a follow-up, you've kind of outlined sort of three separate kind of ways to look at the revenue and cash that you're currently receiving. You talked about the fact that you had $25 million that went on a cash basis, but that no more have come that way in the fourth quarter. You talked about the 86% realization, down from 89% year-to-date and 91% in the second quarter. But you also mentioned that the new deferrals or the repayments of old deferrals are exceeding kind of new deferrals. Is there a way to kind of put those three different metrics together and think about it, at what point we're going to somewhat trough in terms of the -- and turn around in the other direction in terms of the revenue and cash received on the portfolio? Like is there a way to think about it?

Steven F. Udvar-Házy: Really, there is no formula. The majority of our deferral activity was negotiated between March and June. That's when airlines had the biggest sort of drop-off in their flying activities and revenues. And most of those were designed to get paid back a significant part of the deferrals this year and some, of course, continue into 2021. But there's no particular formula. It's done on a case-by-case basis with each airline.

But I can tell you now that the repayments that are coming back from the deferrals far exceed any new deferrals. In fact, the level of new deferrals has really died down to a trickle, although there could be additional requests coming in through the winter. But at the moment, the revenues coming in from the repayment of the deferrals far exceeds any new accommodations that we're giving airlines.

John L. Plueger: Greg, do you have any other comments on that? Greg?

Gregory B. Willis: I think that pretty much sums it up. I mean I think we watched, I think, in a way to gauge the recovery, I think you have to look at how airlines are doing and how traffic comes back, how the vaccine and treatment play a role in the overall recovery of the system. But I think overall, with an 89% collection rate year-to-date, I think that's been a very successful navigation of the pandemic thus far. And clearly, we're watching and we're looking for light at the end of the tunnel. And hopefully, our airline customers and the rest of the world get back to flying.

John L. Plueger: Yes. So, to put a final cap on this, as I said in my remarks. Look, we're going in the winter season. We do expect there to be more difficulty and more strain on the airline industry. We may have to increase our deferral balance. I just don't know. But we've told you what we're seeing through today with a cautionary note over the next two quarters, which historically have been less for airlines in North America in terms of their traffic flows. So, we don't have a crystal ball, but we're calling it today exactly as we see it.

Operator: Our next question is from Vincent Caintic with Stephens.

Vincent Caintic: Nice to see the share buyback. And so first, I wanted to touch on capital return. On the share buyback, in terms of your pace and how aggressive could you get with that? And if you could remind us of your leverage target? And when you think about the dividend, it's nice to see the dividend increase, how do you think about - when you set that level going forward?

John L. Plueger: Maybe, Greg, you want to comment on that?

Gregory B. Willis: Yes. Sure. The way we look at it is right now, given the cash on balance sheet, the strong liquidity position, the fact that we're below our target debt-to-equity ratio on a net basis, giving us available capital to return to shareholders because we've already demonstrated that the first two priorities that I touched on in my prepared remarks of maintaining a young fleet and maintaining a strong balance sheet are taken care of. And that right now is where we are with the $100 million. We'll see how that goes, and we'll continue to evaluate additional ones relative to other opportunities in the marketplace. But this authorization is out for six months, and we'll continue as we go.

Steven F. Udvar-Házy: I mean the dividends that we paid this year for the first nine months are roughly only 10% of our pretax earnings. So, the ratio of the payout is extremely modest compared to most Fortune 500 companies. And most of our capital and profit generation is being reinvested in the company.

Vincent Caintic: Okay. Great. And a modeling question -- or actually, maybe I'll get two quick modeling questions. But first, on the $25 million of impact from the cash recognition. So that's just a reversal of prior accumulated recognized revenue, right? So it doesn't have an impact on future quarters? And then separately, the SG&A expense is at $20 million. So, it's much lower than it was historically. Just wondering if $20 million is a good quarterly run rate for the next couple of quarters while activity is still low?

Gregory B. Willis: Let me tackle the $25. The $25 million was a portion of the rental revenue that we weren't able to accrue this quarter. So those lessees, as I mentioned, did pay some portion in cash, and that's reflected in the income statement. But we weren't able to accrue a full quarter worth of revenue, because of the security packages being eclipsed. So that's how I would look at that. And then obviously, we have to evaluate how things go next quarter. Those airlines, I would expect to remain on a cash basis. However, I did mention that they continue to pay. So, we have to evaluate how much they paid and record that in the revenue next quarter. Clearly, we need to evaluate if more airlines go on a cash basis, and that could also impact the number in the fourth quarter, but that's to be seen.

With regards to your questions on SG&A, it was a very light quarter. In terms of operating activity, transitions, transactional-related expenses. It's nice to see the expenses at the level, but it's really too soon to say where that will shake out next quarter.

Operator: Our next question is from Helane Becker with Cowen.

Helane Becker: I just had a couple of questions. I guess, that's all I'm allowed. My first question is I've seen that some airline companies have asked to do power by the hour leases, which, I guess, if you're not flying the aircraft that much, maybe it makes sense? But could you just maybe explain or talk about whether that's going to be a trend we're going to see for the next couple of years? Or if it's just kind of one-off things that don't make sense longer term?

John L. Plueger: Sure. Let me start with that...

Steven F. Udvar-Házy: Yes, we think of it as temporary and also a lot of these PBH requests that we've seen in the industry relate to some of the older aircraft, that have lower levels of utilization to begin with. We don't think this is a permanent phenomenon and we are striving with our customers to avoid as much as we can, any kind of a lease structure that's tied to the flight utilization of the aircraft.

John L. Plueger: Helane, let me just add two really important comments. The PBH concept has been a tool that's been around for many, many, many years. So, this is absolutely nothing new. So as Steve indicated, it's being used very selectively, not pandemically across all airlines. But the other point, I think, is really important. If you have the right aircraft, those aircraft are being flown. So even if you need to go to a PBH structure for a period of time, if your airplane is being flown, you're going to get paid and you're going to get the realization, the value of the lease, and you're going to get a good lease stream. So, it goes down to the fundamental thing that we've been saying all along is: if you have the right aircraft, then those aircraft will be flown and you will be paid for each hour. And so you will be paid. So, this is really a strong function of the desirability of aircraft in the airlines fleet. Your aircraft and how much the airlines need them and want them going forward. So from that perspective, we actually feel pretty good.

Helane Becker: Got you. That's very helpful. And then just on the repossessions, how did you come to $100 million? Is that just the value of the aircraft that you...

Steven F. Udvar-Házy: You mean repurchased or you said repossessed?

Helane Becker: Repurchase.

Gregory B. Willis: Yes.

John L. Plueger: You're talking about the share repurchase?

Helane Becker: The share repurchase. How did you come to the $100 million in share repurchase?

Gregory B. Willis: I can take that one. It's the difference between where we are on our net debt to total equity versus our target. And that created about $100 million of excess capital.

And we'll evaluate that going forward based upon what happens with the OEMs and the like, and in comparison to other opportunities in the market.

Operator: The next question is from Ron Epstein of Bank of America.

Ronald Epstein: A couple of questions for you. Maybe just one on the collection rate. How would the collection rate look if you excluded receivables from previous periods? So if it was just receivables from this period?

John L. Plueger: Greg?

Gregory B. Willis: Yes. This is Greg. I'm trying to think about how to frame it because a receivable is a balance sheet item. The way I look at it is, you take the collection rate, which is 89%. And you compare that against the year-to-date rental revenue line, and then you can kind of derive where receivable balance would be. But I think it's important to note that, that balance is a collateralized receivable, right? So to me, it's a little different than receivables in other industries that aren't collateralized. So that's kind of why we report the collection rates the way that we do, and we talk about the deferrals to give people the full context of what's going on with our customers.

Steven F. Udvar-Házy: The other thing I wanted to mention, Ron, is that many of our lessees pay maintenance reserves. So, let's say an airline owes us $100 in rent but only pays us $89, but maybe they're paying us overall reserves based on utilization. So, the 89% is just on the lease payments. Do you see what I'm saying?

Ronald Epstein: I do. And that was my next question.

Steven F. Udvar-Házy: Because we don't book a lot on the maintenance revenue. We don't book that into revenue. That's just something that we hold on to the next maintenance event.

Ronald Epstein: Got you. So my next question for you was, if you look at that collection rate, is there any way you can give us a feel for how much of it is actual lease payments versus maintenance payments?

John L. Plueger: No, I don't think we break that out, Ron. We just look at -- let's put it this way. Our total security package includes cash security deposits, cash maintenance reserves.

Steven F. Udvar-Házy: Letters of credit.

John L. Plueger: Letters of credit. All the different credit enhancement tools that we have at our disposal. So, it's in total and by customer. And when we start getting a balance owed to us, that's above that level for that customer. And we've always done this, by the way, this is not something unique to the COVID pandemic. That has been a key litmus test for us. We stop accruing and then we only record things as we receive them in cash.

Gregory B. Willis: I think Ron is trying to get at how much of the receivable amount is reserves versus rent. And as you would expect, the vast majority of our payments that are due to us are rental versus reserves.

Ronald Epstein: Yes. Got you. And then maybe just one last one. Given what's going on in the industry right now, can you pay for deliveries with PDPs that you made for aircraft pre-pandemic that have not been delivered or won't be delivered or won't be delivered for a while because of what happened? And the OE has your money. Can you reallocate those PDPs to aircraft deliveries that you're going to take maybe in the near term?

Steven F. Udvar-Házy: We have restructured our PDPs with both Boeing and Airbus to a more realistic level, taking into account the actual projected deliveries versus contractual deliveries. But we have rebalanced our PDPs with both of them, taking into account those realities that there's a difference between the contract month of delivery and what is the actual projected month of delivery.

John L. Plueger: So, a specific example, like on the MAXs, Ron, as we told you, we've had some MAX cancellations. I believe it's up to 19 now. And we had paid PDPs on those aircraft, but we either get them back in cash where it's allocated to balances due at delivery. So it's been a pretty fluid environment, and we've had these discussions with both Boeing and Airbus, but it's fairly easy to work out these days.

Operator: The next question is from Catherine O'Brien with Goldman Sachs.

Catherine O'Brien: So, I know you mentioned during the prepared remarks that lease expiries were pretty minimal coming up. But can you just give us a ballpark figure over the rest of the year? And in 2021, I know some of your lease deferral agreements included extensions, so maybe just taking into account those agreements? And then just maybe a second question along that same theme. Is there a trend in terms of what airlines are planning to do at the end of these upcoming expiries? Should we expect most of these aircraft to come back? Or are you seeing just given the relative age of your fleet? Are we still seeing extensions here?

Steven F. Udvar-Házy: Yes. I think extensions will still dominate the lease returns. And historically, we had about 75% rate of extensions. I think in the next two or three years, I don't think it's going to be much different than that from everything we hear from the airlines.

John L. Plueger: And in terms of just the sheer number, I think that was your first part of your question. I believe through the end of '21, I think it's somewhere north of about 20 aircraft. I could be wrong. We don't...

Steven F. Udvar-Házy: It was less than that.

John L. Plueger: Yes. But the thing about it is, we are in discussion with a lot of these airlines right now for the extension. So, throwing out that number is not something that we routinely do, simply because it changes pretty quickly and month-to-month, it may be 20 today, and it may be 14 by the end of the year. So these things, don't forget, when leases are expiring, they usually are up for extension a year before expiry. So just pointing out that number doesn't necessarily reflect what the reality is. Whereas I believe, and Greg correct me, in our 10-Q filings, we have to put in terms of lease expiry, the earliest available expiry that an airline has, whether or not it's currently contracted expiry or a limited number of early termination options. And we can't really change that until we sign the final agreement for extension. So, it's a pretty small number any way you look at it, but I just want to emphasize that these are subject to ongoing changes quite a bit.

Steven F. Udvar-Házy: –Our 10-Q has that information, by the way, year-by-year, how many aircraft are scheduled to come off.

Catherine O'Brien: Okay. Great. I'll definitely take a look tonight at that. That's encouraging that you're expecting similar percentage to be extended versus historical, impressive given the backdrop. If I could just sneak one more in. Many airlines globally have secured substantial new funding since March, whether it's the capital markets or government support. And at least as the latest data in the U.S., we aren't seeing a meaningful negative impact to demand from rising cases. What are your conversations like today with your airline customers, given rising cases versus what they were like back in March. Are they pretty different this time? Or airlines still broadly being pretty conservative?

John L. Plueger: Well, I will tell you that just in the last two days, I received a call from one of our customers in North America asking if I had any aircraft laying around that they could just take for the holiday season. That's a good sign. We don't normally get those kinds of calls. And I think we're seeing a variety of different reports. One of the things I made in my prepared remarks is that, I think, we are seeing what I would call a trend, and that is that our U.S. customers are telling us that the holiday bookings are looking better than what they had expected.

Operator: Our next question is from Jamie Baker with JPMorgan.

Jamie Baker: Expanding on John's and Steve's prepared remarks, you're in the business of backing airlines that have viable business models. And you've spoken -- we've spoken in the past, how you sought to avoid the mess that is Norwegian Air Shuttle. So, in light of the government there saying that further aid isn't in the best interest of citizens, how are you feeling about more government aid globally? I mean should bad airlines be allowed to fail? Because Mark and I sort of thought that's where you were headed with some of your earlier remarks.

Steven F. Udvar-Házy: Well, look, Jamie, Norway is a unique situation. I don't think we can use that as a good example for the rest of the world. First of all, you've got a flag carrier there that's owned by the three countries: Sweden, Denmark, Norway – SAS. Secondly, recent developments were that two airlines, notably Wizz Air and a new airline headed up by the Braathen family, they used to have a domestic airline, are going to operate Norwegian domestic services. So, the viewpoint of the Norwegian government in the last few weeks is, wait a second, if there is competition in Norway and SAS will not have a monopoly in case Norwegian shuts down, there's two newcomers that have announced coming into the Norwegian market: Wizz Air, that already has extensive operations to and from Scandinavia and an old line family that had an airline, that was the largest domestic airline in Norway before SAS acquired them. So now the government in Oslo sees that there could be three airlines, besides Widerøe, which has the turboprops and the E-jets operating in the Norwegian domestic market. So, the pressure to have more taxpayer’s money funnel into an airline that's losing that money very rapidly, mainly on their intercontinental business, which is almost shut down. That's the rationale in Norway. I'm not sure we can apply that same metric in every other country.

We do see selective governments that are a little late in coming to help airlines. For example, this morning, I was talking to airlines in Poland and in Czech Republic, but the governments have been a little slow in coming around to providing aid, but that is what's in the plan to provide aid this coming winter. So, it's a really fluid situation. And I think we'll continue to see some level of government aid on certain circumstances, which will allow the airlines to transition and survive through the winter. But I think the massive aid is already behind us.

Jamie Baker: Well, Steve, from Air Lease's perspective, I mean, are you better off longer-term if the bad airlines are allowed to exit the market?

John L. Plueger: Well, let me just jump in here, Jamie. I would tell you that in looking at, for example, our customer base, but also with a view towards additional capital allocation on sale-leasebacks, we very much take into the calculus where we think airlines are going to be successful and remain and emerge. And one of the reasons we've held off on sale-leaseback is because we are really very much concerned about who will survive and who will be getting government support, and so that we can get an indication. These government packages take time and these things, you very well know, they take time to unfold. So that's the very reason we have been very careful is that we are looking forward. And I think life is a balance. The governments and countries, both for employment, and to feed their international arrivals need strong airlines.

Now where there's multiple airlines, how much they get. Vietnam is an example of that, the government there has pledged $0.5 billion towards all the airlines in Vietnam. But we are just targeting where we think the survivors are going to be, and even if an airline probably shouldn't be allowed to survive. For example, we took out our last aircraft, we only had one there, A319, out of South African. That airline probably has no basis to revive. Same thing with Air India. So, the process of natural selection is taking place. And our job is to pick those that are going to be survivors.

As to the broader question, yes, over time, over a long period of time, the nature of any industry and this industry is that the better airlines, the stronger airlines, more astute airlines, that have their cost control and have good management will survive. And it's our interest to pursue that. We can't always call it. But we've got a pretty decent track record so far.

Jamie Baker: That's great, John. And for my second question, and this is a longer-term one as well. But recognizing that Boeing and Airbus don't make pivotal product decisions without bending Air Lease's ear. How are you thinking about the proposed larger single-aisle Boeing aircraft versus the onetime middle of the market twin that was envisioned...

Steven F. Udvar-Házy: I think the media overplayed that announcement. I think in the current state of The Boeing Company, any new aircraft like that, where there's no engine that's been designed and there's serious questions about whether they can produce this aircraft at a competitive price – I really think all these announcements were way premature. And we're having literally daily dialogue with Boeing and Airbus, and we don't really see anything for the rest of this decade.

John L. Plueger: Frankly, our message to Boeing is the same to Airbus, which is, get your house in order first.

Operator: The next question is from Koosh Patel with Deutsche Bank.

Koosh Patel: I wanted to go back to the topic of capital allocation. You mentioned you've looked at dozens of sale-leasebacks to understand the credit quality of the assets. What are some of the factors, which have, I guess, prevented you from transacting thus far? And then what's changed that has you more excited to engage in the market now versus previously? Is it just continued government support along with this morning's announcement on the vaccine? Or are there some other factors involved as well?

Steven F. Udvar-Házy: Well, I think there's really two factors that go into that. One, we analyze the quality of the aircraft being offered on sale-leaseback. Are they new aircraft? Are they used aircraft? What would be the condition that those airplanes would come off at the end of the lease? And then secondly, and more importantly, financially, if we did those transactions, would they be accretive to our company. In other words, would the average yield on those transactions be equal to or better than the average portfolio yield of Air Lease's total fleet composition? So unless a transaction meets both of those criteria, plus, as I said earlier, we want to see some new aircraft placement activity as well, not just providing this capital to the airline, but buying their asset and leasing it back. So, transactions almost have to meet all those criteria that makes sense.

John L. Plueger: Yes. From our ROA perspective, let me add one more as to timing, which I think was a key part of your question. Look, the simplest way to look at it is we wanted to make judgments as to who might be going back to their lessors for accommodations, restructuring deferral, we didn't want to spend a big amount of capital initially in the early phases only to having spent it or buy those aircraft in two or three or four or five months' time, have the airline come back and say, "Hey, thanks very much for buying it. We appreciate the sale-leaseback transaction. But now we can't pay you."

Steven F. Udvar-Házy: Yes, we have the cash but we...

John L. Plueger: We defer the agreement. So I think, frankly, it comes down to what was going to come back to bite us. And so that was a huge part in the calculus of our timing, just to see how airlines were treating their lessors, particularly where we had not had any involvement with an airline or anything there yet. But just to see what was likely to unfold, we don't want to spend a $1 expecting a return when three months later, we have to rewrite the book.

Steven F. Udvar-Házy: The one other factor that we've looked at much more seriously than before is the U.S. market, because if we purchase an aircraft here in the U.S., the tax depreciation allowance is better for a lessor than a foreign aircraft that we leased to an airline out of the U.S. So our team is focused, not only at global opportunities, but also on domestic opportunities where not only is it financially attractive as a transaction standing on its own, but there also could be additional tax benefits in minimizing our current tax liabilities in the year of acquisition of those aircraft. So that's a new factor that has now become more visible in the way we evaluate some of these transactions.

Koosh Patel: That's really helpful color. And then just following on to that. In deploying capital, how do the events of the past year impacts your views around investing in dedicated freighters? Is this something that you might be willing to consider now?

John L. Plueger: Well, look, the freighter market has really helped pull a lot of airlines through, particularly the larger airlines that do drive a big part of their revenue from freight. Longer term, the freighter market, though, has been much more volatile and has been dedicated primarily to older, used aircraft. And so the fact of the matter is, if I look at our fleet, some of the widebodies now, we've already had many, many cases over many airlines that have actually deployed those aircraft, those widebodies ,just for freight and cargo with very little to low or low passenger accounts. So I think that will continue. That still today is a market for older aircraft, both single-aisle and twin-aisle. So we don't have a lot of aircraft that are in the age category, sort of north of 15 years that typically aircraft need to be in order to convert. So, I think it's a bit premature. While certainly, the freight market is stronger, we just don't have a lot of candidate aircraft right now that we would look to convert or that we would necessarily look to buy.

Steven F. Udvar-Házy: Additionally, as the global economy kind of recovers and more widebody passenger aircraft go back into operation, they carry the highest percentage of the cargo in their bellies. So as more and more passenger aircraft go back into service, this pressure and shortage of cargo capacity will begin to diminish. And so, we have a difficult time estimating how long the surge will last with the cargo airplanes popularity. We think that as more and more widebody aircraft reenter service, that's going to create more capacity that will take the pressure of dedicated freighters.

Operator: And our last question is from Ross Harvey with Davy.

Ross Harvey: I know you've covered a lot on this Q&A. So just one more from me. I'm wondering if can you comment on the neo delivery schedule. It looks like two aircraft have moved from this year to next, but there's an additional eight aircraft appear to move forward from the outer years. You might comment on that, and separately whether we should expect more MAX cancellations in Q4 of 2021? Or how sort of those deliveries in your schedule look up till now?

John L. Plueger: Well, the neo aircraft, I would just say that, that's unfortunately become common over the last several fourth quarters, this year and the last year, and I believe even the one before that. But there would have been industrial delays on the neo program. And so, it's every quarter, every end of the year, we've had this where a few aircraft spillover. So that's nothing new. I will say, I will say, though, that the delivery delays, the industrial delays by Airbus are improving. Our widebody aircraft are pretty much spot on time. But on the 321neos, particularly which out of Hamburg, the industrial picture is improving. And on the MAX, in my prepared remarks, I say each has been considered on a case-by-case basis, and that will continue because we do have additional MAXs that will go beyond their 12-month point of past the original delivery date and therefore, we have the ability to cancel. So it's hard to say how much will be further canceled. I think that I suspect that this virus news, just like it has made the whole world feel better, will also make some airlines feel better. That's just speculation. But we may have a few customers that had the ability to cancel because we gave them the same right that we do on the MAXs to cancel and the Airbus aircraft. If they're on the fence, they may decide, you know what, maybe this is good news. So it's really hard to say. We'll just continue the progress we've been making on a case-by-case basis for the MAX.

Ross Harvey: That makes sense.

Steven F. Udvar-Házy: And one other comment I'd add is, let's say, we have an aircraft that was supposed to deliver in December and it slips two or three weeks into early January. We look at it more holistically. We have a 12-year lease. So, if an aircraft delivers on January 10 instead of December 20, it's not really going to move the needle in terms of the total cash flows and revenue generation for a 12-year period. Because the delay represents less than 1% of the 144 months term of the lease. And we still capture that total rent, it's just extended out by a few weeks. So, it really doesn't have a meaningful impact on Air Lease if aircraft slip from the end of the year into the first quarter of '21.

Ross Harvey: Yes. Understood. And a quick follow-up, if I may. If today is to be that significant turning point in terms of how airlines look at their fleets. Do you think enough has been done in terms of production cost and retirements to bring the market into equilibrium again in, say, 2021?

Steven F. Udvar-Házy: Well, we have been very vocal for the last two years that we felt production rates were way too optimistic and overblown. And we felt that a certain part of the backlogs at both Boeing and Airbus were fictional rather than realistic. And I think it took the pandemic to come to that realization that the backlog had some weaknesses, and that has resulted in cancellations and deferments. But I think that with the cutbacks and deliveries and production rates across the whole spectrum, whether it's 777s, 787s, A330s, A350s, and then also single-aisle, we are creeping back towards equilibrium, but at a very slow pace. And we at Air Lease hope that by the spring and midyear '22, we're going to be back close to equilibrium. That's our own internal projection in terms of production rates versus demand. And I believe that both OEMs will make adjustments along the way to minimize the number of wide tail aircraft.

Operator: At this time, I will turn the call back to Ms. Mary Liz DePalma for closing remarks.

Mary Liz DePalma: Thank you, everyone. That's it for our call today. We look forward to speaking with you, again, after the conclusion of the fourth quarter. Paul, you can now go ahead and disconnect the line.

Operator: Ladies and gentlemen, this concludes today's conference call. Thank you for your participation. You may now disconnect. Have a great day.